Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

GOLD RESOURCE CORPORATION

ARTICLE I

Name and Duration

The name of the corporation is Gold Resource Corporation (the “Corporation”). The period of duration of the Corporation shall be perpetual.

ARTICLE II

principal office; Registered agent

(a)            Principal Office Address. The principal office of the Corporation in the State of Colorado is 7887 East Belleview Avenue, Suite 1100, Denver, CO 80111.

(b)            Registered Agent. The name and address of the Corporation’s registered agent in the State of Colorado is Cogency Global Inc., 600 17th Street, Suite 1450S, Denver, Colorado 80202. Cogency Global Inc. has consented to being the Corporation’s registered agent in the State of Colorado.

ARTICLE III

PURPOSE AND POWERS

The purpose for which this Corporation is organized is to transact any lawful business or businesses for which corporations may be incorporated pursuant to the Colorado Business Corporation Act. In furtherance of the foregoing purpose, this Corporation shall have and may exercise any and all of the powers now or hereafter conferred upon corporations incorporated pursuant to the Colorado Business Corporation Act.

ARTICLE IV

capital stock

The aggregate number of shares of all classes of capital stock that the Corporation shall have authority to issue is 1,000 shares of common stock, no par value. The holders the Corporation’s common stock shall have and possess all rights as shareholders of the Corporation, including such rights as may be granted elsewhere by these Articles of Incorporation.

The capital stock, after the amount of the subscription price has been paid in, shall not be subject to assessment to pay the debts of the Corporation.

Any stock of the Corporation may be issued for money, property, services rendered, labor done, cash advances for the Corporation, or for any other assets of value in accordance with the action of the Board of Directors, whose judgment as to value received in return therefor shall be conclusive and said stock, when issued, shall be fully paid and non-assessable.

ARTICLE V

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

ARTICLE VI

INDEMNIFICATION OF DIRECTORS OFFICERS, EMPLOYEES, FIDUCIARIES AND AGENTS

The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys’ fees) incurred by reason of the fact that he or she is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, he or she is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of another domestic or foreign corporation or other individual or entity or of an employee benefit plan. The Corporation shall also indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary, or agent, and that person’s estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible. The foregoing right of indemnification shall not be exclusive of other rights to which he may be entitled under applicable state law.

ARTICLE VII

limitations of liability

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except that this provision shall not eliminate or limit the liability of a director to the Corporation or its shareholders for monetary damages otherwise existing for (i) any breach of the director’s duty of loyalty to the Corporation to or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts specified in Section 7-108-403 of the Colorado Business Corporation Act; or (iv) any transaction from which the director directly or indirectly derived any improper personal benefit. If the Colorado Business Corporation Act is hereafter amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent permitted by the Colorado Business Corporation Act as so amended. Any repeal or modification of this Article VII by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation under this Article VII, as in effect immediately prior to the repeal or modification, with respect to any liability that would have accrued, but for this Article VII, prior to the repeal or modification.